Exhibit 3.3

LIMITED LIABILITY COMPANY AGREEMENT

OF

IMPAX LABORATORIES, LLC

This LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Impax Laboratories, LLC (the “Company”), effective as of the Conversion Effective Time (as defined below), is entered into by Atlas Holdings, Inc., as the sole member of the Company.

WHEREAS, on the date hereof, Impax Laboratories, Inc., a Delaware corporation (the “Corporation”), was converted to a limited liability company (the “LLC Conversion”) pursuant to Section 18-214 of the Delaware Limited Liability Company Act (as amended from time to time, the “Act”), and Section 266 of the General Corporation Law of the State of Delaware (as amended from time to time, the “DGCL”), by causing the filing with the Secretary of State of the State of Delaware of a certificate of conversion to limited liability company (the “Certificate of Conversion”) and a certificate of formation of the Company (the “Certificate of Formation”); and

WHEREAS, the LLC Conversion became effective at such time as the Certificate of Conversion and Certificate of Formation were filed with the Secretary of State of the State of Delaware or at such other later time as was specified in the Certificate of Conversion and Certificate of Formation in accordance with the relevant provisions of the DGCL and the Act (such date and time is referred to herein as the “Conversion Effective Time”).

NOW, THEREFORE, the Member hereby agrees as follows:

1. Formation of Limited Liability Company. Atlas Holdings, Inc. (the “Member”), hereby continues the Company as a limited liability company pursuant to the provisions of the Act. The rights and obligations of the Member and the administration and termination of the Company shall be governed by this Agreement and the Act. This Agreement shall be considered the “Limited Liability Company Agreement” of the Company within the meaning of the Act. To the extent this Agreement is inconsistent in any respect with the Act, to the extent permitted by law, this Agreement shall control. At the Conversion Effective Time, (i) the amended and restated certificate of incorporation and the by-laws of the Corporation, each in effect at the Conversion Effective Time, were replaced and superseded in their entirety by the Certificate of Formation and this Agreement, (ii) Atlas Holdings, Inc., as the sole stockholder of the Corporation, executed this Agreement and was admitted to the Company as the sole member of the Company, and (iii) all of the shares of stock of the Corporation issued and outstanding immediately prior to the LLC Conversion were converted to all of the limited liability company interests in the Company.

2. Member. The Member is the sole and managing member of the Company.

3. Purpose. The purpose of the Company is to engage in any and all other lawful businesses or activities in which a limited liability company may be engaged under applicable law (including, without limitation, the Act).

4. Name. The name of the Company shall be “Impax Laboratories, LLC”.

5. Registered Agent and Principal Office. The address of the Company’s registered office in the State of Delaware is 251 Little Falls Drive, Wilmington, Delaware, County of New Castle, 19808. The name of its registered agent at that address is Corporation Service Company. The Company may have such other offices as the Member may designate from time to time. The mailing address of the Company shall be as the Member may designate from time to time. The initial mailing address of the Company is 30831 Huntwood Avenue, Hayward, CA 94544.

6. Term of Company. The term of the Company shall continue in perpetuity until the dissolution of the Company in accordance with this Agreement and the Act. The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate of Formation as provided in the Act.

7. Authorized Person. Paul M. Bisaro was designated as an authorized person within the meaning of the Act, and has executed, delivered and filed the Certificate of Formation of the Company (which filing is hereby ratified and approved) with the Secretary of State of the State of Delaware. Upon the filing of the Certificate of Formation his powers as authorized person shall cease, and the Member thereupon shall become the designated authorized person and shall continue as the designated authorized person within the meaning of the Act. The execution, delivery and filing of the Certificate of Conversion and the LLC Conversion are hereby ratified and approved.

8. Management of Company. All decisions relating to the business, affairs and properties of the Company shall be made by the Member in its capacity as the managing member. Notwithstanding any other provisions of this Agreement, the Member, acting alone, is authorized to execute and deliver any document on behalf of the Company without any vote or consent of any other person.

9. Officers. The Member may, from time to time as it deems necessary and advisable, designate natural persons as officers of the Company to manage the day-to-day business affairs thereof (the “Officers”). The Officers shall serve at the pleasure of the Member and the Member may assign to the Officers such titles as it deems appropriate. To the extent delegated by the Member, the Officers shall have the authority to act on behalf of, bind and execute and deliver documents in the name and on behalf of the Company. No such delegation shall cause the Member to cease to be the sole Member. The initial Officers are set forth on Exhibit A. An Officer may be removed with or without cause at any time by the Member.

10. Distributions. Each distribution of cash or other property by the Company shall be made 100% to the Member. Each item of income, gain, loss, deduction and credit of the Company shall be allocated 100% to the Member.

11. Certificates. Upon the determination of the Member, a certificate, or certificates, may be issued to represent the percentage limited liability company interest of the Member in the Company (“Membership Interest”). Each such certificate shall bear the following legend:

MEMBERSHIP INTERESTS IN IMPAX LABORATORIES, LLC, A DELAWARE LIMITED LIABILITY COMPANY (THE “COMPANY”), HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). IN ADDITION, THE INTERESTS HAVE NOT BEEN QUALIFIED UNDER THE DELAWARE SECURITIES ACT OR THE CALIFORNIA CORPORATE SECURITIES LAW OF 1968, OR ANY OTHER STATE SECURITIES LAW, AS AMENDED FROM TIME TO TIME (COLLECTIVELY, THE “STATE ACTS”). ANY TRANSFER OF SUCH INTERESTS WILL BE INVALID UNLESS A REGISTRATION STATEMENT UNDER THE SECURITIES ACT IS IN EFFECT AS TO SUCH TRANSFER OR IN THE OPINION OF COUNSEL FOR THE COMPANY, SUCH REGISTRATION IS UNNECESSARY IN ORDER FOR SUCH TRANSFER TO COMPLY WITH THE SECURITIES ACT OR SUCH STATE ACTS.

12. Limited Liability. The Member shall not have any liability for the debts, obligations or liabilities of the Company except to the extent provided by the Act.

13. Indemnification. To the fullest extent permitted by applicable law, the Member, representatives or agents of the Member; any employee or agent of the Company or its affiliates; or an officer of the Company that is not an employee (each, a “Covered Person”) shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person provided that: (a) any such action was undertaken in good faith on behalf of the Company and in a manner reasonably believed to be in, or not opposed to, the best interests of the Company, (b) any such action was reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement, and (c) with respect to any criminal action or proceeding, such Covered Person had no reasonable cause to believe his, her or its action or omission was unlawful, except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person by reason of gross negligence or willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section shall be provided out of and to the extent of the Company assets only (including the proceeds or any insurance policy obtained pursuant to Section 15 hereof), and no Covered Person shall have any personal liability on account thereof.

14. Expenses. To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by a Covered Person in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in Section 13 hereof.

15. Insurance. The Company shall purchase and maintain insurance, to the extent and in such amounts as the Member shall, in its sole discretion, deem reasonable, on behalf of Covered Persons and such other persons as the Member shall determine, against any liability that may be asserted against or expenses that may be incurred by any such person in connection with the activities of the Company or such indemnities, regardless of whether the Company would have the power to indemnify such person against such liability under the provisions of this Agreement. The Member and the Company may enter into indemnity contracts with Covered Persons and such other persons as the Board shall determine and adopt written procedures pursuant to which arrangements are made for the advancement of expenses and the funding of obligations under Section 14 hereof and containing such other procedures regarding indemnification as are appropriate.

16. Attorneys’ Fees. All of the indemnities provided in this Agreement shall include reasonable attorneys’ fees, including appellate attorneys’ fees, and court costs.

17. Survival of Indemnity Provisions. Except as otherwise specifically provided herein, all of the indemnity provisions contained in this Agreement shall survive the Member’s ceasing to be a member.

18. Dissolution and Winding Up. The Company shall dissolve and its business and affairs shall be wound up upon the first to occur of the following: (i) a written instrument executed by the Member to dissolve the Company, (ii) at any time there are no members of the Company unless the Company is continued without dissolution in accordance with the Act, or (iii) the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act. The bankruptcy (as defined at Sections 18-101(1) and 18-304 of the Act) of the Member shall not cause the Member to cease to be a member of the Company and upon the occurrence of such an event, the Company shall continue without dissolution.

19. Amendments. This Agreement may be amended or modified from time to time only by a written instrument executed by the Member.

20. Governing Law. The validity and enforceability of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to otherwise governing principles of conflicts of law.

21. Severability of Provisions. Each provision of this Agreement shall be considered severable, and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement that are valid, enforceable and legal.

[Signature page follows]

IN WITNESS WHEREOF, the Member hereto has duly executed this Agreement as of the date first written above.

MEMBER

ATLAS HOLDINGS, INC.

By:	/s/ Bryan M. Reasons

Title:	Bryan M. Reasons
Name:	Chief Financial Officer

[Signature Page to Impax Laboratories, LLC Limited Liability Company Agreement]

EXHIBIT A

Initial Officers of the Company

Title	Name
Robert Stewart	President and Chief Executive Officer

Andrew Boyer	Executive Vice President

Bryan Reasons	Senior Vice President and Chief Financial Officer

Sheldon Hirt	Senior Vice President and General Counsel

Nikita Shah	Senior Vice President and Chief Human Resources Officer